EXHIBIT 99.1

News Release

Date: 3 March 2005                                               [INTELSAT LOGO]
RELEASE NUMBER: 2005-07

INTELSAT REPORTS 2004 FOURTH QUARTER AND FULL-YEAR RESULTS
4th Quarter Revenues Up 23%; Full-Year Revenues of $1.04 Billion Up 10% Intelsat Americas, Intelsat General, Managed Services Contribute to Growth

Pembroke, Bermuda, March 3, 2005 - Intelsat, Ltd., a global satellite communications leader providing services in over 200 countries and territories, today reported results for the three months and fiscal year ended December 31, 2004.

Intelsat, Ltd. and its subsidiaries, referred to as Intelsat, reported revenue of $283.4 million and a loss from continuing operations of $49.0 million for the quarter ended December 31, 2004, including a non-cash impairment charge of $84.4 million related to the IA-7 satellite, which, as previously reported, suffered an electrical distribution anomaly on November 28, 2004. The company also reported positive EBITDA from continuing operations, or income from continuing operations before interest, taxes and depreciation and amortization, of $95.2 million for the quarter, which includes the effect of the IA-7 satellite impairment charge and one-time and unusual charges of $5.4 million related to severance, Loral transition services, and expenses associated with the transaction involving Zeus Holdings Limited, which recently changed its name to Intelsat Holdings Limited (see discussion in Recent Events section below). (In this release, financial measures are presented both in accordance with United States generally accepted accounting principles and also on a non-GAAP basis. All EBITDA from continuing operations, covenant EBITDA and Free Cash Flow figures in this release are non-GAAP financial measures. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.)

For all of 2004, Intelsat reported revenue of $1.04 billion and income from continuing operations of $7.0 million. EBITDA from continuing operations for the full year was $621.9 million. These figures include the aforementioned $84.4 million non-cash impairment charge and $26.0 million of one-time and unusual charges, including the severance, Loral transition services, and expenses associated with the Intelsat Holdings transaction as described above. The company also reported "covenant EBITDA" for the year ended December 31, 2004 of $800.2 million. "Covenant EBITDA," is a term defined in the covenants to the company's credit agreement dated January 28, 2005, and is a pro forma presentation of EBITDA. Please see the discussion of financial results for the 12 months ended December 31, 2004 below for an explanation of this measure.

Intelsat generated strong free cash flow from operations of $320.5 million for 2004. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property, plant and equipment and associated capitalized interest, and a $50 million down payment on a future satellite. The 2004 figure also includes a customer prepayment for services of $87.7 million.

For the fourth quarter and 2004 fiscal year, Intelsat recorded losses from discontinued operations of $6.1 million and $43.9 million, respectively, reflecting the company's previously announced disposal of its interest in Galaxy Satellite Broadcasting Limited.

"The revenue growth of 10% and solid cash flow achieved in 2004 evidence execution on the central elements of our business strategy," said Intelsat chief executive officer Conny Kullman. "The acquisitions of the Intelsat Americas fleet and COMSAT General, which is now integrated with our Intelsat General government solutions business, have been immediately accretive and have improved our competitive positioning in the industry's key growth segments: corporate networks, video and government services. Our managed services offerings, conceived to help customers




Intelsat Global Service Corporation
3400 International Drive NW, Washington DC 20008-3006 USA www.intelsat.com
T +1 202-944-6800 F +1 202-944-7898
efficiently navigate the rapidly changing telecommunications landscape, contributed $75 million in new revenue, more than double the 2003 level. In addition to strategic execution, our customer-facing and technical teams have done an outstanding job in mitigating service disruptions and revenue impact from the recent IA-7 anomaly and a subsequent anomaly in 2005 involving the IS-804 satellite."

"Intelsat is entering 2005 focused on its strengths - corporate networks, government services, and North American video. Intelsat has a young, flexible satellite fleet, and with solid backlog, stable trends in our lease business, and a favorable capital expense outlook, the company is positioned to build on its 2004 successes."

RECENT EVENTS

  o On January 28, 2005, Intelsat announced the successful closing of the amalgamation under Bermuda law of Intelsat and a subsidiary of Intelsat Holdings Limited ("Intelsat Holdings"), a transaction valued at approximately $5 billion including approximately $2 billion in existing net debt. Intelsat Holdings is a company formed by a consortium of funds advised by or associated with Apax Partners, Apollo Management, Madison Dearborn Partners and Permira. Shares of Intelsat immediately prior to the closing were generally converted into the right to receive $18.75 per share. Intelsat (Bermuda), Ltd. completed $2.7 billion in funded new financings, including $2.55 billion in senior notes and $150 million in bank financing used to fund the transaction. Subsequently, Intelsat, Ltd. and a newly formed subsidiary completed an additional financing of senior discount notes, which yielded net proceeds of approximately $300 million that are being used to fund the repurchase by Intelsat Holdings of a portion of preferred shares held by its shareholders. Effective as of March 3, 2005, the $2.7 billion of acquisition financings referred to above will become obligations of a newly formed subsidiary of Intelsat (Bermuda), Ltd., with Intelsat (Bermuda), Ltd. as guarantor, and the senior discount notes will become obligations of Intelsat (Bermuda), Ltd. with Intelsat, Ltd. remaining as a co-obligor.

  o On January 16, 2005, the company reported a sudden and unexpected electrical power system anomaly that resulted in the total loss of the IS-804 satellite, which primarily served the South Pacific region. Intelsat has established a failure review board with manufacturer Lockheed Martin Corporation to investigate the cause of the anomaly and estimates that it may take several months for the board to reach its conclusions. Intelsat expects to record a non-cash impairment charge of approximately $73 million in the first quarter of 2005 to write off the value of the IS-804.

  o On December 10, 2004 Intelsat reported that it had restored service on 22 transponders on the IA-7 satellite following a sudden and unexpected electrical distribution anomaly that occurred on November 28, 2004. Intelsat is participating in a failure review board with manufacturer Space Systems/Loral to investigate the cause of the anomaly. While the board is expected to issue the final report later this month, the board has identified the likely root cause of the anomaly. This likely root cause is a design flaw that is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. This design flaw exists on two of Intelsat's satellites - IA-7 and IA-6. Intelsat presently believes, based on analysis by the IA-7 failure review board, that the probability of a further, similar anomaly occurrence on the IA-7 satellite, or a similar anomaly occurrence on the IA-6 satellite, is low.

     As previously reported, Intelsat decided to delay the pending launch of the IA-8 satellite until the causes of the IA-7 anomaly were fully understood. The failure review board has determined that the IA-8 satellite does not include the same design flaw that it has identified as the most likely cause of the IA-7 anomaly. Therefore, we expect that the IA-8 satellite will be launched during the second or third quarter of 2005. If an anomaly as described above were to affect the IA-6 or IA-7 satellite after the launch of the IA-8 satellite, the IA-8 satellite would provide alternative capacity that could be used to mitigate most of the impact on Intelsat's customers resulting from such an anomaly.

  o Intelsat completed the acquisition of the business of COMSAT General Corporation, a provider of quick response communications solutions to the U.S. Government, on October 29, 2004. Intelsat acquired this business for a purchase price of approximately $90 million, together with assumed liabilities (net of accounts receivable) of approximately $1 million and estimated transaction costs of $2 million. Assumed liabilities included a $10 million accommodation fee to be paid in connection with our purchase of a launch vehicle from an affiliate of the COMSAT Sellers. The acquisition, which includes the rights to FCC and other licenses, enhances Intelsat's competitive position in serving U.S. and NATO users with satellite capacity and managed satellite-based services. COMSAT General has been integrated with the company's Intelsat Government Solutions Corporation subsidiary and the combined entity has been renamed Intelsat General Corporation.

FINANCIAL RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2004

Intelsat's results for the three-month period ended December 31, 2004 compared with the corresponding prior-year period include higher lease services revenue attributable to the Intelsat Americas satellites and two full months of revenue from the newly constituted Intelsat General Corporation, as well as higher managed services revenue. Higher revenues were offset by a non-cash impairment charge of $84.4 million to write down the book value of the IA-7 satellite, and higher operating expenses, including higher cost of sales related to the acquired businesses and the impact of certain one-time and unusual charges incurred in part to decrease the company's operating expenses going forward, as well as incurred in connection with the Intelsat Holdings transaction.

Total revenue increased $53.1 million, or 23 percent, to $283.4 million for the three months ended December 31, 2004 from $230.3 million for the three months ended December 31, 2003. The increase was primarily attributable to a net increase in lease services revenue of $45.1 million, which resulted from the contribution of the Intelsat Americas satellites and Intelsat General. Channel services revenue declined by $9.5 million to $63.5 million, in line with recent trends, with this decline largely offset by an increase of $8.6 million in revenue from managed services, which totaled $22.5 million. Managed services revenues were lower than the 2004 third quarter, due to $2.2 million of non-recurring revenue in the third quarter related to coverage of the Olympic Games. Other revenues, primarily from mobile satellite services provided by Intelsat General, totaled $9.9 million, up from less than $1 million in the prior-year period.

Total operating expenses for the fourth quarter ended December 31, 2004 were $308.8 million, including the $84.4 million non-cash impairment charge, representing a 79 percent increase from the $172.2 million reported for the three months ended December 31, 2003. Depreciation and amortization expense increased $19.2 million to $121.1 million for the three months ended December 31, 2004, primarily due to depreciation recorded on the Intelsat Americas satellites as well as depreciation expense related to the 10-02 satellite that entered service in August 2004. The remaining $33.0 million of increased operating expenses included $18.2 million in incremental operating expenses associated with Intelsat General, increased direct costs of revenue of $9.4 million, and $5.4 million of one-time and non-recurring charges related to severance and expenses associated with the Intelsat Holdings transaction, among others.

Loss from continuing operations was $49.0 million for the three months ended December 31, 2004 compared with income from continuing operations of $27.3 million for the three months ended December 31, 2003. The decrease during the period as compared to the same period in 2003 was primarily due to the IA-7 impairment charge. Loss from discontinued operations for the three months ended December 31, 2004 was $6.1 million, compared with a loss from discontinued operations of $1.2 million in the 2003 three-month period. Net loss for the three months ended December 31, 2004 was $55.1 million, compared with net income of $26.1 million for the three months ended December 31, 2003. The factors described above, in addition to the effect of the discontinued Galaxy venture, were responsible for the decrease.

EBITDA from continuing operations decreased $68.6 million, or 42 percent, to $95.2 million, or 34 percent of revenue, for the three months ended December 31, 2004 from $163.8 million, or 71 percent of revenue, for the same period in 2003. The decrease was primarily due to the IA-7 impairment charge, higher operating expenses and lower other income, as described above, offset in part by increased revenues. This reported EBITDA from continuing operations also includes the effect of one-time and unusual charges related to severance, Loral transition services, and expenses associated with the Intelsat Holdings transaction of $5.4 million. The corresponding 2003 figure includes $4.4 million of other income in connection with a reduction in an obligation payable by Intelsat under a share purchase agreement with Teleglobe Inc. The decrease in EBITDA from continuing operations as a percentage of revenue was also due to the above-mentioned factors, in addition to the effect of increased contributions from managed services and Intelsat General, both of which carry lower EBITDA from continuing operations margins than traditional FSS services.

FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2004

Total revenue increased $97.8 million, or 10 percent, to $1,043.9 million for the year ended December 31, 2004 from $946.1 million for the year ended December 31, 2003. The increase was primarily attributable to a net increase in lease services revenue of $90.2 million, largely consisting of revenue from the Intelsat Americas satellites. Channel services revenue declined by $41.4 million to $264.6 million, in line with recent trends, with this decline largely offset by an increase of $40.3 million in revenue from managed services, which totaled $75.5 million. Other revenues, primarily from mobile satellite services provided by Intelsat General, totaled $13.1 million, up from $4.4 million in the prior year.

Total operating expenses for the year ended December 31, 2004 were $877.0 million, including the $84.4 million non-cash impairment charge, representing a 33 percent increase from the $658.3 million reported for the year ended December 31, 2003. Depreciation and amortization expense increased $56.9 million to $457.4 million for the year ended December 31, 2004, primarily due to depreciation recorded on the Intelsat Americas satellites as well as higher depreciation for the IS-907 that entered service in April 2003 and initial depreciation expense related to the 10-02 satellite that entered service in August 2004. The remaining $77.4 million of increased operating expenses is primarily attributable to $18.2 million in incremental operating expenses associated with Intelsat General, increased direct costs of revenue of $18.1 million, $11.3 million in costs associated with the company's share incentive plan, and $26.0 million in one-time and unusual charges related to severance and expenses associated with the withdrawal of the previously planned initial public offering and the Intelsat Holdings transaction, among others.

For 2004, Intelsat reported income from continuing operations of $7.0 million, compared with income from continuing operations of $183.2 million for 2003. The decrease during the period as compared to the same period in 2003 was principally due to the IA-7 impairment charge, higher operating and interest expenses, and lower other income. Higher interest expenses were primarily associated with Intelsat's 5.25% Senior Notes due 2008 and 6.50% Senior Notes due 2013 issued in November 2003 in connection with the acquisition of the Intelsat Americas satellites. Loss from discontinued operations for the year ended December 31, 2004 was $43.9 million, compared with a loss from discontinued operations of $2.1 million in 2003. Net loss for the year ended December 31, 2004 was $37.0 million, compared with net income of $181.1 million for the year ended December 31, 2003. The factors described above, in addition to the effect of the discontinued Galaxy venture, were responsible for the decrease.

EBITDA from continuing operations decreased $85.0 million, or 12 percent, to $621.9 million, or 60 percent of revenue, for the year ended December 31, 2004 from $706.9 million, or 75 percent of revenue, for the same period in 2003. The decrease was due to the IA-7 impairment charge, higher operating expenses and lower other income, offset in part by increased revenues. This reported EBITDA from continuing operations also includes the effect of $26.0 million of one-time and unusual charges, including the severance, Loral transition services, and expenses associated with the Intelsat Holdings transaction as described above. The corresponding 2003 figure includes $19.8 million of other income in connection with a reduction in an obligation payable by Intelsat under a share purchase agreement with Teleglobe Inc. The decrease in EBITDA from continuing operations as a percentage of revenue was also due to above-mentioned factors, including the effect of increased contributions from managed services and Intelsat General, both of which carry lower EBITDA from continuing operations margins than traditional FSS services.

Intelsat also calculates a measure of EBITDA, called "covenant EBITDA," as defined by the covenants of its credit agreement dated January 28, 2005. This measure of EBITDA is presented on a pro forma basis, as if the company's March 2004 acquisition of the Intelsat Americas assets and October 2004 acquisition of the COMSAT General business had occurred as of January 1, 2004. The measure also adjusts for certain operating expense items. "Covenant EBITDA" was $800.2 million for the year ended December 31, 2004.

At December 31, 2004, Intelsat's backlog, representing expected future revenue under contracts with customers, was $4.0 billion. At September 30, 2004, Intelsat's backlog was also $4.0 billion. Free cash flow from operations for 2004 was $320.5 million, calculated as net cash provided by operating activities of $659.1 million less payments for satellites and other property, plant and equipment and associated capitalized interest of $288.6 million and a $50.0 million down payment on a future satellite. The $320.5 million of free cash flow includes a customer prepayment for services of $87.7 million.

Intelsat believes that its global communications network is used to support five principal service applications. Based on Intelsat's analysis of transmission plans and other information provided by customers, Intelsat estimates that the percentage of consolidated revenue for the three-month periods ended December 31, 2003 and 2004 generated by the sale of capacity for each service application category was as follows:

                          Three Months Ended December 31,
     (unaudited)             2003               2004
     -----------             ----               ----
     Carrier                 37%                29%
     Corporate Networks      26%                26%
     Video                   16%                18%
     Government/Military     11%                19%
     Internet                10%                 8%

CONFERENCE CALL INFORMATION

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on March 3, 2005 to discuss the company's 2004 financial results. Access to the live conference call will be available via the Internet at the Intelsat web site: www.intelsat.com. A telephone bridge has also been established to accommodate the investment community. U.S.-based participants should call (888) 396-2298. Non-U.S. participants should call +1 (617) 847-8708. The participant pass code is 89229215. Participants will have access to a replay of the conference call through March 17, 2005. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code for the replay is 65832451.

ABOUT INTELSAT

BUILDING ON 40 YEARS OF LEADERSHIP. As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat's global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets, and grow their businesses with confidence. For more information, visit www.intelsat.com.

CONTACT:

INVESTOR RELATIONS AND FINANCIAL MEDIA:
Noah Asher
Senior Vice President, Finance
202-944-7328


NOTE: Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including the guidance provided in the outlook section. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words "plan," "expect," "intend," "outlook," "believe" and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat's intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat's control. Known risks include, but are not limited to, insufficient market demand for the services offered by Intelsat; inadequate supply of Intelsat capacity; the quality and price of services offered by Intelsat's competitors; the risk of delay in implementing Intelsat's business strategy; Intelsat's access to sufficient capital to meet its operating and financing needs; changes in laws and regulations or the inability to maintain required governmental authorizations; political, economic and legal conditions in the markets Intelsat is targeting for communications services or in which Intelsat operates; general economic conditions; and a change in the health of Intelsat's satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat's satellites. More detailed information about known risks is included in Intelsat's annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat's intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                         INTELSAT, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                                       THREE MONTHS ENDED
                                                                                          DECEMBER 31,
                                                                              --------------------------------------
                                                                                     2003                2004
                                                                                     (IN THOUSANDS, EXCEPT
                                                                                  SHARE AND PER SHARE AMOUNTS)

       Revenue .............................................................      $     230,308     $      283,368
                                                                                  -------------     --------------
       Operating expenses:
         Direct costs of revenue (exclusive of depreciation and
           amortization shown separately below) ............................             32,023             64,016
         Selling, general and administrative ...............................             38,239             37,629
         Depreciation and amortization .....................................            101,934            121,116
         Impairment of asset value .........................................                 --             84,380
         Restructuring costs ...............................................                 --              1,638
                                                                                  -------------     --------------

           Total operating expenses ........................................            172,196            308,779
                                                                                  -------------       ------------

       Operating income (loss) from continuing operations ..................             58,112            (25,411)
       Interest expense ....................................................             33,022             31,923
       Interest income .....................................................              1,806                353
       Other income (expense), net .........................................              3,747               (498)
                                                                                  -------------     --------------

       Income (loss) from continuing operations before income taxes ........             30,643            (57,479)
       Provision for (benefit from) income taxes ...........................              3,385             (8,464)
                                                                                  -------------     --------------
       Income (loss) from continuing operations  ...........................             27,258            (49,015)

       Loss from discontinued operations, net of tax and minority interest .             (1,198)            (6,120)
                                                                                  -------------     --------------

       Net income (loss)....................................................      $      26,060     $      (55,135)
                                                                                  =============     ==============

       Basic income (loss) from continuing operations per ordinary share ...      $        0.17     $        (0.31)
                                                                                  =============     ==============
       Diluted income (loss) from continuing operations per ordinary share .      $        0.17     $        (0.30)
                                                                                  =============     ==============

       Basic and diluted loss from discontinued operations per ordinary
            share ..........................................................      $       (0.01)    $        (0.04)
                                                                                  =============     ==============
       Basic and diluted net income per ordinary share .....................      $        0.16     $        (0.34)
                                                                                  =============     ==============

       Basic weighted average ordinary shares outstanding ..................        160,382,120        160,382,120
                                                                                  =============     ==============
       Diluted weighted average ordinary shares outstanding ................        160,382,120        161,215,830
                                                                                  =============     ==============

                         INTELSAT, LTD. AND SUBSIDIARIES

 RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA FROM CONTINUING
                                   OPERATIONS
                                  (Unaudited)

                                                                                  THREE MONTHS ENDED
                                                                                     DECEMBER 31,
                                                                          ------------------------------------
                                                                                 2003               2004
                                                                                (IN THOUSANDS, EXCEPT
                                                                                     PERCENTAGES)


      Income (loss) from continuing operations............................   $     27,258       $     (49,015)
      Add:
        Interest expense                                                           33,022              31,923
        Provision for (benefit from) income taxes ........................          3,385              (8,464)
        Depreciation and amortization ....................................        101,934             121,116

      Subtract: Interest income                                                    (1,806)               (353)
                                                                             ------------       -------------

          EBITDA from continuing operations ..............................   $    163,793       $      95,207
                                                                             ============       =============

          EBITDA from continuing operations, as a percentage of
      revenue ............................................................            71%                 34%
                                                                                      ===                 ===




NOTE:

EBITDA from continuing operations consists of income from continuing operations before interest, taxes and depreciation and amortization. EBITDA, or earnings before interest, taxes, and depreciation and amortization, is a measure commonly used in the fixed satellite services sector, and Intelsat presents EBITDA from continuing operations to enhance your understanding of its operating performance. EBITDA margin is defined as EBITDA divided by total revenues. Intelsat uses EBITDA from continuing operations as one criterion for evaluating its performance relative to that of its peers. Intelsat presents EBITDA from continuing operations, rather than EBITDA, as Intelsat believes that income from continuing operations, rather than net income, is a more relevant measure for purposes of comparison to its operating performance in prior periods and to the operating performance of other companies. Intelsat believes that EBITDA from continuing operations is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA from continuing operations is not a measurement of financial performance under accounting principles generally accepted in the United States, referred to as U.S. GAAP, and our EBITDA from continuing operations may not be comparable to similarly titled measures of other companies. You should not consider EBITDA from continuing operations as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of Intelsat's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

                         INTELSAT, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                                               YEAR ENDED
                                                                                              DECEMBER 31,
                                                                                  --------------------------------------
                                                                                         2003                2004
                                                                                         (IN THOUSANDS, EXCEPT
                                                                                      SHARE AND PER SHARE AMOUNTS)

       Revenue .............................................................          $     946,118       $  1,043,906
                                                                                      --------------      ------------
       Operating expenses:
         Direct costs of revenue (exclusive of depreciation and
           amortization shown separately below) ............................                132,172            178,253
         Selling, general and administrative ...............................                129,456            150,388
         Depreciation and amortization .....................................                400,485            457,372
         Intelsat 10-01 termination costs ..................................                 (3,000)                --

         Impairment of asset value..........................................                     --             84,380
         Restructuring costs ...............................................                   (837)             6,640
                                                                                      -------------        -----------
           Total operating expenses ........................................                658,276            877,033

       Operating income from continuing operations .........................                287,842            166,873
       Interest expense ....................................................                 99,002            143,399
       Interest income .....................................................                  1,972              4,530
       Other income (expense), net .........................................                 18,556             (2,384)
                                                                                      --------------      ------------

       Income from continuing operations before income taxes ...............                209,368             25,620
       Provision for income taxes ..........................................                 26,129             18,647
                                                                                      --------------      ------------
       Income from continuing operations ...................................                183,239              6,973
       Loss from discontinued operations, net of tax and minority interest .                 (2,120)           (43,929)
                                                                                      -------------       ------------

       Net income (loss) ...................................................          $     181,119       $    (36,956)
                                                                                      =============       ============

       Basic and diluted income (loss) from continuing operations per ordinary
            share ..........................................................          $        1.14       $       0.04
                                                                                      =============       ============
       Basic and diluted loss from discontinued operations per ordinary
            share ..........................................................          $       (0.01)      $      (0.27)
                                                                                      =============       ============
       Basic and diluted net income per ordinary share .....................          $        1.13       $      (0.23)
                                                                                      =============       ============

       Basic weighted average ordinary shares outstanding ..................            160,382,120        160,382,120
                                                                                      =============       ============
       Diluted weighted average ordinary shares outstanding ................            160,382,120        160,489,035
                                                                                      =============       ============

                         INTELSAT, LTD. AND SUBSIDIARIES

 RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA FROM CONTINUING
                                   OPERATIONS
                                  (Unaudited)

                                                                                      YEAR ENDED
                                                                                     DECEMBER 31,
                                                                          ------------------------------------
                                                                                 2003               2004
                                                                                (IN THOUSANDS, EXCEPT
                                                                                     PERCENTAGES)



      Income (loss) from continuing operations ...........................   $    183,239       $       6,973
      Add:
        Interest expense .................................................         99,002             143,399
        Provision for income taxes .......................................         26,129              18,647
        Depreciation and amortization ....................................        400,485             457,372

      Subtract: Interest income                                                    (1,972)             (4,530)
                                                                             ------------        ------------

          EBITDA from continuing operations...............................   $    706,883       $     621,861
                                                                             ============       =============

          EBITDA from continuing operations, as a percentage of
      revenue ............................................................            75%                 60%
                                                                                      ===                 ===




NOTE:

EBITDA from continuing operations consists of income from continuing operations before interest, taxes and depreciation and amortization. EBITDA, or earnings before interest, taxes, and depreciation and amortization, is a measure commonly used in the fixed satellite services sector, and Intelsat presents EBITDA from continuing operations to enhance your understanding of its operating performance. EBITDA margin is defined as EBITDA divided by total revenues. Intelsat uses EBITDA from continuing operations as one criterion for evaluating its performance relative to that of its peers. Intelsat presents EBITDA from continuing operations, rather than EBITDA, as Intelsat believes that income from continuing operations, rather than net income, is a more relevant measure for purposes of comparison to its operating performance in prior periods and to the operating performance of other companies. Intelsat believes that EBITDA from continuing operations is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA from continuing operations is not a measurement of financial performance under accounting principles generally accepted in the United States, referred to as U.S. GAAP, and our EBITDA from continuing operations may not be comparable to similarly titled measures of other companies. You should not consider EBITDA from continuing operations as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of Intelsat's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

                         INTELSAT, LTD. AND SUBSIDIARIES

     RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS TO COVENANT EBITDA
                                  (Unaudited)
                                                         YEAR ENDED
                                                     DECEMBER 31, 2004
                                                       (IN THOUSANDS)


    EBITDA from continuing operations ...............  $  621,861

    (Subtract) Add:
       Loral pro forma ..............................      22,027
       COMSAT General pro forma .....................      21,473
       Non-cash compensation and benefits ...........      18,401
       Restructuring costs ..........................       6,640
       Transaction-related expenses .................       7,462
       Equity investment losses .....................       4,670
       IA-7 satellite impairment charge .............      84,380
       Non-recurring and unusual gains/losses .......      13,306
                                                       ----------
        Covenant EBITDA .............................  $  800,220
                                                       ==========




NOTE:

Intelsat calculates a measure of EBITDA, called "covenant EBITDA," as defined by the covenants of its credit agreement dated January 28, 2005. Covenant EBITDA consists of EBITDA from continuing operations as adjusted to exclude unusual items and other adjustments permitted in calculated covenant compliance under the indentures relating to our senior notes and credit agreement used to fund the Intelsat Holdings transaction, as well as covenant compliance under the indenture relating to the senior discount notes issued in February. Covenant EBITDA is presented on a pro forma basis, as if the company's March 2004 acquisition of the Intelsat Americas assets and October 2004 acquisition of the COMSAT General business had occurred as of January 1, 2004. The measure also adjusts for certain operating expense items. We present covenant EBITDA because it is used to test the permissibility of certain types of transactions in the covenants related to our senior notes and credit agreement used to fund the Intelsat Holdings transaction, as well as in the covenants related to our senior discount notes issued in February. However, covenant EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States, referred to as U.S. GAAP, and our covenant EBITDA may not be comparable to similarly titled measures of other companies. You should not consider covenant EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of Intelsat's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

                         INTELSAT, LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (unaudited)


                                                                             DECEMBER 31,         DECEMBER 31,
                                                                                 2003                 2004
                                                                           -----------------    -----------------

                                                                                   (IN THOUSANDS, EXCEPT
                                                                               SHARE AND PER SHARE AMOUNTS)
                                     ASSETS
     Current assets:
       Cash and cash equivalents .........................................     $   576,793           $    141,320
       Restricted cash ...................................................         700,000                     --
       Receivables, net of allowance of $32,110 and $35,343,
           respectively ..................................................         201,202                202,652
       Insurance receivable ..............................................              --                 58,320
       Deferred income taxes .............................................          14,524                 12,854
       Assets of discontinued operations .................................          57,680                     --
                                                                                ----------             ----------
            Total current assets .........................................       1,550,199                415,146

     Satellites and other property and equipment, net ....................       3,262,870              3,637,357
     Amortizable intangible assets, net ..................................          25,205                104,612
     Non-amortizable intangible assets ...................................              --                255,002
     Goodwill ............................................................          57,608                130,829
     Deferred income taxes ...............................................           1,943                     --
     Investment in affiliate .............................................          56,916                 52,246
     Other assets ........................................................         117,976                173,422
                                                                                ----------             ----------
          Total assets ...................................................     $ 5,072,717           $  4,768,614
                                                                               ===========            ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities:
       Notes payable .....................................................       1,098,591               200,000
       Accounts payable and accrued liabilities ..........................         201,632               218,986
       Deferred satellite performance incentives .........................           7,118                 7,968
       Deferred revenue ..................................................          27,435                39,566
       Capital lease obligation ..........................................           5,290                 5,569
       Liabilities of discontinued operations ............................          22,391                    --
                                                                                ----------             ---------
          Total current liabilities ......................................       1,362,457               472,089

     Long-term debt, net of current portion ..............................       1,250,467             1,742,566
     Deferred satellite performance incentives, net of current portion  ..          44,691                48,806
     Deferred revenue, net of current portion ............................           6,801               123,992
     Accrued retirement benefits .........................................          48,181                56,016
     Other long-term liabilities .........................................             605                17,601
                                                                                       ---             ---------
          Total liabilities ..............................................       2,713,202             2,461,070
                                                                                ----------             ---------

     Minority interest of discontinued operations.........................          15,115                    --

     Commitments and contingencies

     Shareholders' equity:
       Preference shares, $3.00 par value, 2,500,000 shares
          authorized, no shares issued or outstanding ....................              --                    --
       Ordinary shares, $3.00 par value, 216,666,666 2/3 shares
          authorized, 166,666,755 and 167,261,024 shares issued
          as of December 31, 2003 and 2004, respectively .................         500,000               500,000
     Paid-in capital .....................................................       1,301,886             1,301,886
     Retained earnings ...................................................         649,199               612,243
     Accumulated other comprehensive gain ................................             133                   233
     Ordinary shares purchased by subsidiary, 6,284,635 shares ...........        (106,818)             (106,818)
                                                                                ----------             ---------
          Total shareholders' equity......................................       2,344,400             2,307,544
                                                                                ----------             ---------
          Total liabilities and shareholders' equity......................     $ 5,072,717           $ 4,768,614
                                                                               ===========         =============

                         INTELSAT, LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                                                                    YEAR ENDED
                                                                                                    DECEMBER 31
                                                                                          --------------------------------
                                                                                                 2003            2004
                                                                                             ------------    ------------
                                                                                                   (IN THOUSANDS)

Cash flows from operating activities:
  Net income (loss) .................................................................        $  181,119      $   (36,956)
  Loss from discontinued operations, net of minority interest .......................             2,120           43,929
                                                                                             ----------      -----------
  Income from continuing operations .................................................        $  183,239      $     6,973
  Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
    Depreciation and amortization ...................................................           400,485          457,372
    Impairment charge for IA-7 satellite ............................................                --           84,380
    IS-10-01 contract termination costs .............................................            (3,000)               --
    Provision for doubtful accounts .................................................            13,897           11,009
    Foreign currency transaction loss ...............................................               883              562
    Deferred income taxes ...........................................................            18,041           15,228
    Amortization of bond discount and issuance costs ................................             1,372            5,328
    Decrease in amount due to Teleglobe Inc. ........................................           (19,780)              --
    Equity in losses of affiliate....................................................             1,084            4,670
    Net (gain) loss from curtailment of benefit plans ...............................            (2,315)             628
  Changes in operating assets and liabilities, net of effects of acquisitions and
    investment in discontinued operations ...........................................             7,303           72,967
                                                                                             ----------      -----------
  Net cash provided by operating activities .........................................           601,209          659,117
                                                                                             ----------      -----------

Cash flows from investing activities:
  Payments for satellites and other property and equipment ..........................          (202,781)        (288,589)
  Payment for future satellite  .....................................................                --          (50,000)
  Payment for rights to orbital location ............................................                --          (32,000)
  Change in restricted cash .........................................................          (700,000)         700,000
  Investment in and advances to affiliate ...........................................           (58,000)              --
  Payment for insurance receivable  .................................................                --          (58,320)
  Proceeds from insurance receivable ................................................                --          141,000
  Payments for asset acquisitions ...................................................                --       (1,057,574)
  Other  ............................................................................            (5,744)          (8,961)
                                                                                             ----------      -----------
  Net cash used in investing activities .............................................          (966,525)        (654,444)
                                                                                             ----------      -----------

Cash flows from financing activities:
  Repayments of long-term debt                                                                       --         (600,000)
  Proceeds from bond issuance .......................................................         1,097,758               --
  Repayments of commercial paper borrowings .........................................           (43,978)              --
  Proceeds from credit facility borrowings ..........................................                --          200,000
  Bond issuance costs ...............................................................           (23,308)          (4,000)
  Principal payments on deferred satellite performance incentives ...................           (66,419)          (5,107)
  Principal payments on capital lease obligations ...................................            (8,233)          (6,722)
                                                                                             ----------      -----------
  Net cash provided by (used in) financing activities ...............................           955,820         (415,829)
                                                                                             ----------      -----------

    Effect of exchange rate changes on cash .........................................              (883)            (562)
    Effect of discontinued operations on cash  ......................................           (22,294)         (23,755)
                                                                                             ----------      -----------
    Net change in cash and cash equivalents .........................................           567,327         (435,473)
Cash and cash equivalents, beginning of year ........................................             9,466          576,793
                                                                                             ----------      -----------
Cash and cash equivalents, end of year ..............................................        $  576,793       $  141,320
                                                                                             ==========       ==========

                         INTELSAT, LTD. AND SUBSIDIARIES

 RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
                                FROM OPERATIONS


                                                                              FOR THE YEAR ENDED
                                                                                 DECEMBER 31,
                                                                      ----------------------------------
                                                                            2003              2004
                                                                                (IN THOUSANDS)


      Net cash provided by operating activities .....................   $  601,209        $  659,117


      Payments for satellites and other property and equipment ......     (202,781)         (288,589)

      Payment for deposit on future satellite........................           --           (50,000)
                                                                        ----------        ----------

      Free cash flow from operations ................................   $  398,428        $  320,528
                                                                        ==========        ==========

NOTE:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under generally accepted accounting principles in the United States. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company's ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts, investors and other readers of financial information in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations as presented herein may not be comparable to similarly titled measures of other companies.